Exhibit 99.1

Liberty Global Schedules Investor Call for First Quarter Results

Denver, Colorado - April 30, 2015:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its first quarter 2015 results on Thursday, May 7, 2015. You are invited to participate in Liberty Global’s Investor Call, which will begin at 9:00 a.m. (Eastern Time), on Friday, May 8, 2015. At that time, management will discuss the Company’s results and business and expects to comment on the Company’s outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

Domestic	877.502.9276
International	+1 913.312.0948

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, we served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678